Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Vice President, Investor Relations 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Vice President, Global Communications & Corporate Responsibility 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM unveils fiscal 2021 and long-term financial targets for its Professional Services business at 2020 Investor Day

LOS ANGELES (December 10, 2019) — AECOM (NYSE:ACM), the world’s premier infrastructure firm, will hold its Investor Day in New York City today at which the Company will affirm its commitment to a strategic transformation into a higher-returning and lower-risk Professional Services business, unveil fiscal 2021 financial guidance, and lay the foundation to achieve industry-leading long-term financial targets. The strategic transformation and financial objectives build on the momentum in AECOM’s fiscal 2019 performance, and the continued commitment to investing in the industry’s brightest people, advancing innovations to solve clients’ most complex challenges and delivering superior financial performance.

AECOM is reiterating its financial targets for fiscal 2020, including a plan to achieve 12% adjusted EBITDA1 growth in its pro forma Professional Services2 business. The Company is also initiating 2021 guidance for pro forma Professional Services2 adjusted EBITDA1 of $825 million to $865 million, which would reflect 14% year-over-year adjusted EBITDA1 growth at the mid-point of the range. This forecast is supported by expected low-to-mid single digit organic revenue and net service revenue (NSR)3 growth including expected double-digit growth in the Construction Management business, the annualized benefit of restructuring actions taken in fiscal 2020, and ongoing efforts to further enhance profitability. Achievement of this plan would result in industry-leading margins and a substantial increase in return on invested capital (ROIC)4.

AECOM is also setting long-term financial targets that challenge the Company to continue to pursue a best-in-class cost structure while investing in higher-returning businesses, markets and innovation. On an NSR3 basis, the Company is targeting a long-term adjusted operating margin1 of greater than 15% for the DCS and Construction Management businesses combined, and enterprise ROIC4 of greater than 15%, both of which would exceed the industry. The Company also expects to continue to deliver industry-leading cash flow, including unlevered free cash flow conversion5 of at least 75% of adjusted EBITDA in the pro forma Professional Services2 business on a normalized6 basis.

Accordingly, AECOM’s pro forma Professional Services2 financial targets include the following:

	FY’20E	FY’21E	Long-Term Target
Adjusted Operating Margin[1] (NSR[3], including DCS and Construction Management)	~11.7%	12.9 - 13.4%	15%+
Adjusted EBITDA[1] (millions)	$720 - $760	$825 - $865	--
Normalized[6] Unlevered Free Cash Flow Conversion[5]	75%+	75%+	75%+
Return on Invested Capital (ROIC)[4]	--	--	15%+

In addition to the above financial targets for AECOM’s pro forma Professional Services2, the Company also reiterated its guidance for fiscal 2020 enterprise adjusted EBITDA1 of between $1,040 and $1,080 million. Reflecting timing-related sources and uses of cash flow resulting from the timing of the sale of the Management Services business, the Company expects fiscal 2020 free cash flow7 to be between $100 and $300 million. Importantly, as noted above, on a normalized6 basis, unlevered free cash flow conversion5 is expected to be greater than 75% of pro forma Professional Services2 adjusted EBITDA1.

“Our strong execution in fiscal 2019 demonstrates the commitment of our people to deliver on key financial and strategic objectives,” said Mike Burke, AECOM’s chairman and chief executive officer. “The organization is energized by the many successes we had in fiscal 2019 and to deliver on our longer-term targets.”

“Our many successes in fiscal 2019, including delivering 25% adjusted EBITDA1 growth, record DCS adjusted operating margins and 19% backlog growth in our Professional Services business, provide us tremendous momentum towards achieving our financial targets,” said W. Troy Rudd, AECOM’s chief financial officer. “The Management Services sale is expected to close in the fiscal second quarter, which will result in a transformed balance sheet and capital for share repurchases under our existing $1 billion Board authorization. We are focused on delivering against our strategic and financial commitments, and we are challenging the organization to achieve our long-term financial targets through the execution of our strategy and continued innovation.”

A live webcast of today’s Investor Day will begin at 10 a.m. Eastern Time. The webcast and accompanying presentation slides are available online at https://investors.aecom.com. The webcast will be available for replay following the meeting.

1 Excludes the impact of non-operating items, such as acquisition and integration-related items, transaction-related expenses and restructuring costs and other items. See Regulation G Information for a complete reconciliation of Non-GAAP measures.

2 A non-GAAP measure comprised of the Company’s Design & Consulting Services, Construction Management and AECOM Capital businesses, and excludes expected stranded costs associated with planned separations and divestitures that are expected to be eliminated.

3 Revenue, net of subcontract costs.

4 Return on invested capital, or ROIC, is calculated as the sum of adjusted net income as presented in the Company’s Regulation G Information and interest expense, net of interest income, divided by invested capital as defined as the sum of attributable shareholder’s equity and total debt, less cash and cash equivalents.

5 Unlevered free cash flow is derived by adding back after-tax adjusted interest expense at a 25% tax rate and is after distributions to non-controlling interests.

6 Normalized unlevered free cash flow excludes unusual events, such as transformational restructuring and other factors that are expected to impact free cash flow in fiscal 2020.

7 Free cash flow is defined as cash flow from operations less capital expenditures net of proceeds from disposals.

About AECOM

AECOM (NYSE:ACM) is the world’s premier infrastructure firm, delivering professional services across the project lifecycle – from planning, design and engineering to consulting and construction management. We partner with our clients in the public and private sectors to solve their most complex challenges and build legacies for generations to come. On projects spanning transportation, buildings, water, governments, energy and the environment, our teams are driven by a common purpose to deliver a better world. AECOM is a Fortune 500 firm with revenue of approximately $20.2 billion during fiscal year 2019. See how we deliver what others can only imagine at aecom.com and @AECOM.

All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue, operating income, EBITDA, cash flows, tax rate, return on invested capital or other financial items, any statements of the plans, strategies and objectives for future operations, profitability, strategic value creation, exposure to self-perform at-risk construction, risk profile and investment strategies, any statements regarding future economic conditions or performance and any statements with respect to the proposed sale of the Management Services business.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; long-term government contracts and subject to uncertainties related to government contract appropriations; government shutdowns; governmental agencies may modify, curtail or terminate our contracts; government contracts are subject to audits and adjustments of contractual terms; losses under fixed-price contracts; limited control over operations run through our joint venture entities; liability for misconduct by our employees or consultants; failure to comply with business laws and regulations; maintaining adequate surety and financial capacity; high leveraged and potential inability to service our debt and guarantees; exposure to Brexit and tariffs; exposure to political and economic risks in different countries; currency exchange rate fluctuations; retaining and recruiting key technical and management personnel; legal claims; inadequate insurance coverage; environmental law compliance and adequate nuclear indemnification; unexpected adjustments and cancellations related to our backlog; partners and third parties who may fail to satisfy their legal obligations; AECOM Capital real estate development projects; managing pension cost; cybersecurity issues, IT outages and data privacy; uncertainties as to the timing and completion of the proposed sale of our Management Services business or whether it will be completed; risks associated with the impact or terms of the proposed sale; risks associated with the benefits and costs of the proposed sale of our Management Services business, including the risk that the expected benefits of the proposed sale or any contingent purchase price will not be realized within the expected time frame, in full or at all, and the risk that conditions to the proposed sale will not be satisfied and/or that the proposed sale will not be completed within the expected time frame, on the expected terms or at all; the risk that any consents or regulatory or other approvals required in connection with the proposed sale of our Management Services business will not be received or obtained within the expected time frame, on the expected terms or at all; the risk that the financing intended to fund the proposed sale of our Management Services business may not be obtained; the risk that costs of restructuring transactions and other costs incurred in connection with the proposed sale of our Management Services business will exceed our estimates or otherwise adversely affect our business or operations; the impact of the proposed sale of our Management Services business on our businesses and the risk that consummating the proposed sale may be more difficult, time-consuming or costly than expected; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

This press release contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). We believe that non-GAAP financial measures such as adjusted EBITDA, adjusted operating income, return on invested capital, net service revenue, and pro forma Professional Services provide a meaningful perspective on our business results as we utilize this information to evaluate and manage our business. For example, we use adjusted EBITDA and operating income to exclude the impact of non-operating items, such as acquisition and integration expenses and non-core operating losses to aid investors in better understanding our core performance results. Our non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies

Our presentation of pro forma Professional Services metrics includes the results of the DCS, Construction Management and AECOM Capital businesses, and excludes the Management Services business and at-risk, self-perform businesses within the Construction Services segment, which the Company intends to divest. Pro forma Professional Services also excludes expected stranded costs associated with planned separations and divestitures that are expected to be eliminated. The pro forma Professional Services metrics reflect our current estimates based on information available as of this release. The pro forma Professional Services financial metrics may differ materially from the presented amounts due to future dispositions or divestures of our Management Service business and our at-risk, self-perform construction businesses and other unexpected developments or adjustments that may arise. We believe this information helps provide additional insight into the underlying trends of our business when comparing current performance against prior periods and the expected impact of the future dispositions or divestures of our Management Service business and our at-risk, self-perform construction businesses.

When we provide our long term projections for pro forma Professional Services, adjusted operating income, net service revenue, adjusted EBITDA, normalized free cash flow and return on invested capital on a forward-looking basis, the closest corresponding GAAP measure and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally is not available without unreasonable effort due to the length, high variability, complexity and low visibility associated with the non-GAAP expectation projected against the multi-year forecast which could significantly impact the GAAP measure.

AECOM

Regulation G Information

(in millions, except per share data)

Reconciliation of Net Income Attributable to AECOM to EBITDA, Adjusted EBITDA and Pro Forma Professional Services Adjusted EBITDA

	Twelve Months Ended
	Sep 30, 2018	Sep 30, 2019
Net income (loss) attributable to AECOM	$136.5	$(261.1)
Income tax expense (benefit)	(19.6)	(0.1)
Income (loss) attributable to AECOM before income taxes	116.9	(261.2)
Depreciation and amortization expense[1]	281.0	292.1
Interest income[2]	(9.6)	(12.4)
Interest expense[3]	249.4	215.2
EBITDA	637.7	233.7
Noncore operating losses & transaction related expenses	57.4	35.8
Impairment of long-lived assets, including goodwill	168.2	615.4
Acquisition and integration-related items	(10.9)	(15.3)
Restructuring costs	-	95.4
Loss on disposal activities	2.9	10.4
FX gain from forward currency contract	(9.1)	-
Depreciation expense included in noncore operating losses and acquisition and integration-related items	(9.7)	(27.8)
Adjusted EBITDA	836.5	947.6
MS & at-risk, self-perform construction	308.8	286.1
Pro forma Professional Services adjusted EBITDA	$527.7	$661.5

Reconciliation of Segment Income from Operations to Adjusted Income from Operations

	Twelve Months Ended
	Sep 30, 2018	Sep 30, 2019
Design & Consulting Services Segment:
Income from operations	$455.1	$552.3
Noncore operating losses & transaction related expenses	2.8	(3.9)
Impairment of long-lived assets, including goodwill	-	15.2
Gain on disposal activities	-	(3.6)
Amortization of intangible assets	24.6	24.1
Adjusted income from operations	$482.5	$584.1

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